Exhibit 10.26
March 28, 2023
Letter Agreement
Reference is made to the Third Amended and Restated Loan and Security Agreement dated as of November 3, 2021 by and between (a) Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)) (“Bank”) and (b) IBOTTA, INC., a Delaware corporation (“Borrower”), as amended by that certain First Loan Modification Agreement dated as of November 5, 2021 (as has been and as may be further amended, modified, supplemented and/or restated from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meanings set forth in the Loan Agreement.
Bank and Borrower hereby agree that each of the references to “60.0%” which appear in Section 5.9(a) of the Loan Agreement shall be deleted and replaced with “35.0%” in each case.
In addition, nothing herein shall limit any terms in the Loan Agreement pertaining to accounts of Borrower maintained outside of Bank including, without limitation, those requirements pertaining to (i) notifications to Bank of the establishment of any account with a financial institution other than Bank or (ii) delivery of a fully-executed account control agreement with respect to each such account.
In consideration for Bank’s agreements hereunder, Borrower hereby forever relieves, releases, and discharges Bank, its predecessors in interest, and their respective present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this letter agreement. Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Borrower expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 of the California Civil Code and of any other state or federal statute or common law principle limiting the scope of a general release.
Except for the limited purpose expressly set forth herein, this letter agreement shall in no way limit, amend or waive any provision of the Loan Agreement or any of the Loan Documents, or any of Bank’s rights stated therein. This letter agreement shall be deemed to be a Loan Document.

This letter agreement shall be effective as of the date first written above.

Sincerely,

FIRST-CITIZENS BANK & TRUST COMPANY (SUCCESSOR BY PURCHASE TO THE FEDERAL DEPOSIT INSURANCE CORPORATION AS RECEIVER FOR SILICON VALLEY BRIDGE BANK, N.A. (AS SUCCESSOR TO SILICON VALLEY BANK))

By	/s/ Peter Madden
Name:	Peter Madden
Title:	Vice President

Acknowledged and agreed:

IBOTTA, INC.

By	/s/ John Jackson
Name:	John Jackson
Title:	Senior Vice President - Legal